BANK OF OKLAHOMA N.A.                                  Jane P. Faulkenberry
                                                       Senior Vice President
Bank of Oklahoma Tower                                 918-588-6272
P 0. Box 2300                                          FAX: 918-588-8231
Tulsa, Oklahoma 74192                                  Jfaulkenberry@bokf.com



January 1, 2001

Mr. Lyndell G. Mosley
Chief Financial Officer
The Monarch Cement Company
449 1200 Street
Humboldt, KS 66748

Dear Lyndell:

Bank of Oklahoma, N.A. ("Lender") is pleased to extend an unsecured credit commitment to The Monarch Cement Company ("Borrower") in the aggregate amount of $35 million (the "Commitment"). The Commitment will be composed of a $30,000,000 Advancing Term Loan ("Term Loan") and a $5,000,000 Revolving Line of Credit ("Revolving Line"), and will be subject to the terms and conditions of this letter agreement ("Agreement").

CREDIT FACILITIES:
1. The Term Loan. Lender agrees to loan Borrower up to $30,000,000 as Borrower may from time to time request as evidenced by a promissory note in the form attached hereto as Exhibit A, maturing on December 31, 2005, (which, together with any extensions, renewals and changes in form thereof, is hereinafter referred to as the "Term Note"). Advances under the Term Note shall be used for general corporate purposes, including capital expenditures, investments, and acquisitions.

    1.1. Provided there is no Event of Default, Borrower may advance, pay down, and re-advance funds on the Term Note for a period of two years commencing from the date of the first advance.
    1.2. At the end of the two year period ("Conversion Date"), the outstanding balance on the Term Note will be payable in equal quarterly installments of principal and interest in an amount to equate to a 7 year amortization, with such payments calculated using the interest rate in effect on the Conversion Date, provided however, that either Lender or Borrower may elect to recalculate the payment installments on the 12-month anniversary of the Conversion Date based on the outstanding principal balance on that date, the current floating interest rate on that date, and the number of quarters remaining in the original 7 year amortization. All outstanding principal and interest will be due and payable on December 31, 2005.
    1.3. Borrower may prepay the Term Loan in whole or part at any time without penalty.
    1.4. Interest shall accrue and be payable quarterly as set forth in the Term Note at a floating interest rate of the Chase Manhattan Bank prime rate less 1.25%.
    1.5. Borrower shall pay Lender a commitment fee of .125% of the term loan amount at the earlier of: a) date of first advance under the Commitment or b) March 31,2001.

2. The Revolving Line. Lender agrees to loan Borrower up to $5,000,000 as Borrower may from time to time request as evidenced by a promissory note in the form attached as Exhibit B, maturing on December 31, 2002 (which, together with any extensions, renewals and changes in form thereof, is hereinafter referred to as the "Line Note"). Advances under the Line Note shall be used for working capital and general corporate purposes, including capital expenditures, investments, acquisitions, and issuance of letters of credit.

    2.1. Provided there is no Event of Default, Borrower may advance, pay down, and re-advance funds on the Line Note.
    2.2. Letters of Credit shall be issued pursuant to Lender's standard procedure, upon receipt by Lender of an application; provided that (a) no event of default has occurred and is continuing, (b) the requested letter of credit will not expire after the maturity date of the Line Note. Borrower shall pay all standard fees and costs charged by Lender in connection with the issuance of Letters of Credit. Lender shall be reimbursed for drawings under the Letters of Credit either by Borrower or by an advance on the Line Note.
    2.3. Borrower may prepay the Revolving Line in whole or part at any time without penalty.
    2.4. Interest shall accrue and be payable quarterly as set forth in the Line Note at a floating interest rate of the Chase Manhattan Bank prime rate less 1.25%. The outstanding principal balance plus any unpaid accrued interest shall be payable at maturity date of December 31, 2002.
    2.5. Borrower shall pay Lender a commitment fee in an amount equal to .125% per annum of the average unused amount of the Revolving Line, payable quarterly in arrears.


CONDITIONS PRECEDENT:
Prior to funding the Commitment, the Borrower shall execute and deliver to Lender the following:
    1)  This Agreement
    2)  The Term Note
    3)  The Line Note
    4) A certified copy of Borrower's corporate resolution authorizing the execution, delivery, and performance of this Agreement, the Term Note, and the Line Note.


REPRESENTATIONS AND WARRANTIES:
Borrower represents and warrants to Lender that:
    1) Borrower is duly organized, existing and in good standing under the laws of the state in which it is organized.
    2) The borrowing hereunder and the execution, delivery, and performance by Borrower of this Agreement, the Term Note, and the Line Note have been duly authorized by the Borrower and are not in contravention of any law, rule or regulation or of the terms of the Borrower's Articles of Incorporation, or of any agreement or instrument to which Borrower is a party or by which Borrower may be bound.


TERMS AND CONDITIONS:
Unless otherwise agreed to in writing by Lender:

1. Financial Statements: Borrower will provide annual audited financial statements within 120 days of the end of each fiscal year and quarterly unaudited financial statements within 60 days after the end of each quarter.

2. Minimum Net Worth: Borrower will maintain a minimum tangible net worth (in accordance with generally accepted accounting principles) of $62,500,000 determined on the last day of any fiscal quarter.

3. Sale or Merger: Borrower will not sell to, merge or consolidate with any person or entity or permit any such merger or consolidation with the Borrower, except for: a) mergers between Borrower and any of its subsidiaries, and b) mergers in which Borrower is the surviving entity.

4. Creation or Existence of Liens: Borrower will not create or permit to exist any mortgage, pledge, lien, or other encumbrance on any of its property, personal or real, tangible or intangible, other than purchase money security interests up to $5,000,000 in the aggregate related to the acquisition of assets of Borrower acquired in the ordinary course of business.

5.  Limitation on Indebtedness:  Borrower will not create, assume, or incur:
    5.1.  Secured debt in the aggregate in excess of $5,000,000; and
    5.2. Unsecured debt, other than this Commitment, in the aggregate in excess of $10,000,000.

6. Change in Ownership: Borrower will not permit the sale or transfer of capital stock that results in a change in control of Borrower. A change in control (as defined in Borrower's proxy statement) is any merger, consolidation, or disposition of all or substantially all of the assets of Borrower or any acquisition by any person or group of persons acting in concert who after such acquisition would own more than 30% of the Borrower's outstanding voting stock.

7. Reimbursement of Expenses: Borrower will pay all reasonable and customary out-of-pocket expenses incurred as part of this Agreement, including but not limited to reasonable attorney's fees; however, there will be no costs to Borrower for preparation of the loan documents for the Agreement, absent material modifications.

8. General Terms: Borrower agrees to maintain its properties, maintain insurance in amounts and against risks customary for Borrower's business, maintain all licenses and permits necessary to conduct Borrower's business, comply with laws including but not limited to environmental laws, and maintain its corporate existence in good standing.


EVENTS OF DEFAULT:
Borrower shall be in default under this Agreement upon the occurrence of any one or more of the following events or conditions, herein called "Default":
    1) Any payment required under any Note or obligation of Borrower to Lender is not made within ten days of the due date.
    2) Borrower fails to perform or comply with any covenant, obligation, warranty or provision in this Agreement or in any note or obligation of Borrower to Lender, and such default continues uncured for thirty days or more from date of occurrence.
    3) Any warranty, representation, financial information, or statement made or furnished to Lender by or in behalf of Borrower proves to have been false in any material respect when made or furnished.
    4) The condemnation, seizure or appropriation of substantially all, or such as in Lender's reasonable opinion constitutes a material portion, of the assets of Borrower.
    5) The rendering against Borrower of one or more final judgments, decrees, or orders for payment not covered by insurance, and the continuance of such judgment or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.
    6)  Dissolution or termination of existence of Borrower
    7) Appointment of a receiver over any part of the property of Borrower, the assignment of property of Borrower for the benefit of creditors, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against Borrower.

Upon the occurrence or the existence of a Default, Lender may, at its option and without notice or demand to Borrower, immediately declare due and payable all liabilities and obligations of Borrower to Lender and exercise all rights and remedies possessed by Lender.


GENERAL PROVISIONS:
In addition to the terms and provisions stated herein, Borrower consents to the provisions of the Term Note and Line Note; provided however, that to the extent any conflict exists between this Agreement and the Notes, then this Agreement shall be controlling.



LENDER	BORROWER

Bank of Oklahoma, N.A.	The Monarch Cement Company


By:  /s/ Jane Faulkenberry	By: /s/ Walter H. Wulf, Jr.
Name: Jane P. Faulkenberry	Name: Walter H. Wulf, Jr.
Title: Senior Vice President	Title: President
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